Exhibit 99.2

TRANS WORLD ENTERTAINMENT CORPORATION

3rd QUARTER CONFERENCE CALL

THURSDAY, NOVEMBER 17, 2016

Time: 10:00 AM

Operator

Greetings and welcome to the Trans World Entertainment Corporation Third Quarter 2016 Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Michael Feurer, CEO and President of Trans World Entertainment. Thank you, you may begin.

Mike Feurer

o	Good Morning. Thank you for joining us as we discuss our third quarter results.

o	On the call with me today are John Anderson, our Chief Financial Officer and Scott Hoffman our Chief Merchandising Officer.

o	Before John reviews our financial results, I’d like to provide highlights from this past quarter:

o	During the quarter, we completed the acquisition of etailz, Inc., an innovative and leading digital marketplace retail expert. We believe the rapid growth of marketplace sales will continue and is clear evidence of the explosive long-term trends underway in retailing.

o	Our mission as a combined entity, is to thrive as a dynamic, true, omni-channel retailer utilizing both a data and a merchant-driven approach to provide customers with compelling products in their channel of choice.

o	Our operating results for the third quarter reflect the ongoing disruption in our heritage media categories and declines in mall traffic, each of which will continue to create headwinds in the fourth quarter. For the third quarter, comparable store sales were down 5% as a 27% comp increase in our trend category was offset by an 18% decline in our heritage media categories, which were challenged by weak new releases.

o	In our stores, we continue to generate historically high gross margins through better costing and price management and the shift in sales contribution to our higher margin trend category.

o	We have made substantial strategic investments over the last two years as we reinvent our Company. We are utilizing our financial strength to improve the customer experience by making investments in people, process, technology and strategic partnerships.

o	In addition, we opened 6 new stores and relocated 3 stores under our new format, bringing the total number of stores operating with the new format to 25. We will open 8 new stores under the new format during the fourth quarter.

o	We continue to be encouraged by the potential of the new format stores. These stores open new avenues of customer engagement that further capitalize on our unique and wide ranging demographic, the strength of our sales team, our long standing credibility in the entertainment space and the loyalty of our customers.

o	Now John will take you through financial highlights for the quarter.

John Anderson

Thanks Mike. Good Morning.

o	The results for etailz are included in our financial statements for this year beginning October 17, 2016, the date of the closing of the acquisition. As highlighted in our press release, the Company is currently in the process of reviewing certain preliminary purchase price allocations as of the acquisition date, specifically related to intangible assets and deferred taxes. Any updates to the preliminary purchase price allocations identified in advance of the Company’s third quarter Form 10-Q will be updated in conjunction with the filing.

o	Total revenue for the quarter, including $3.8 million from etailz for the 13-day post acquisition period, decreased 4.0% to $66.3 million compared to $69.1 million for the same period last year. At the end of the quarter, the Company operated 294 stores compared to 309 stores last year, a 5% decline. Square footage in operation declined 8% to approximately 1.6 million square feet versus 1.8 million square feet last year.

o	Gross profit for the quarter was $26.9 million, or 40.5% of revenue, compared to $27.8 million, or 40.3% of revenue, for the same period last year. Gross profit as a percentage of revenue excluding the impact of etailz was 41.5% for the quarter, compared to 40.3% for the same period last year, a 120 basis point increase.

During the quarter etailz contributed $940 thousand in gross profit or 24.6% of etailz revenue for the Post Acquisition Period.

o	SG&A expenses, including $2.5 million in acquisition expenses, increased $2.2 million, or 7%, for the quarter to $32.6 million, or 49.1% of revenue, compared to $30.4 million, or 44.0% of revenue, for the same period last year. SG&A expenses excluding the impact of etailz decreased approximately $1.4 million, or 5%, for the quarter to $29.0 million, or 46.4% of sales.

o	Depreciation & Amortization expense was $2.2 million for the quarter, including approximately $200 thousand of amortization related to etailz intangibles, versus $1.2 million last year.

o	Net interest expense was $128 thousand in the quarter versus $488 thousand last year. The decline in interest expense was due to the expiration of the capital lease on our distribution center and corporate offices. The current lease is accounted for as an operating lease with payments included as a $310 thousand reduction of EBITDA during the third quarter of 2016.

o	For the third quarter, our net loss was $8.1 million, or a loss of $0.26 per diluted share as compared to a net loss of $4.3 million or $0.14 per diluted share in the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was a loss of $3.2 million, as compared to a loss of $2.6 million for the same period of 2015.

o	Now let me touch on our year-to-date results.

o	Year to date, comparable store sales were down 2%.

o	For the Thirty-nine weeks total revenue, including $3.8 million from etailz for the post acquisition period, decreased 5% to $206.4 million, compared to $216.8 million for the same period last year.

o	The year-to-date gross margin rate increased 30 basis points to 40.9% of sales from 40.6% last year. Excluding etailz, gross margin increased to 41.2% for the thirty-nine weeks vs. 40.6% last year.

o	Year-to-date SG&A expenses increased $1.9 million, or 2.1% to $92.4 million compared to

$90.5 million in the comparable period last year. Excluding etailz, SG&A expenses were $88.6 million or 43.7% vs. 42.4% last year after adjusting for a one-time reimbursement of $1.4 million related to a legal settlement.

o	Year-to-date, our net loss was $12.7 million, or $0.41 per diluted share, as compared to a net loss of $7.2 million or a loss of $0.23 per diluted share in 2015. Year-to-date Adjusted EBITDA was a loss of $5.3 million compared to a loss of $3.8 million for the same period of 2015.

o	At the end of the quarter the company had $5.9 million outstanding under our credit facility and cash on hand of $4.7 million versus $74.9 million on hand without any borrowings last year. The primary use of cash was $64 million related to the acquisition and operations of etailz.

o	We finished the quarter with $158 million in inventory, including $15 million from etailz, compared to last year’s $150 million. Excluding the impact of etailz, inventory per square foot was $86 at the end of the quarter, compared to $83 per square foot at the end of the third quarter last year. Inventory per square foot includes by $3 per foot for additional inventory on hand for the 8 new stores opening in November.

o	Now Scott will take you through our merchandise sales highlights

Scott Hoffman

o	Thanks John. Good Morning.

o	I will now review our results by category.

o	Our comparable sales for Q3 were down 5% compared to last year as strong positive comp sales in our trend and electronics categories were offset by declines in our heritage media categories.

o	In our Trend category, comp sales increased 27%. We continue to take advantage of opportunities to strengthen our assortment and shift our inventory mix. Trend sales represented 32% of our business for the quarter compared to 23% last year.

o	Electronics comp sales increased 8%. Electronics sales

represented 10% of our business for the quarter versus 9% last year. We continue to focus on optimizing gross profit in this category while enhancing our merchandise selection.

o	Video comp sales decreased 16%. Video represented 35% of our business during the quarter versus 41% last year.

o	Music comp sales decreased 18%. Within the music category, we are seeing continued growth in vinyl which is helping to offset declines in CDs. The music category represented 22% of our business for the quarter versus 25% last year.

o	Both the video and music categories were impacted by weaker new releases this year compared to last year. While these categories continue to decline, they still represent 57% of business. We are focused on providing our loyal customers a strong selection in these categories.

o	Now I’ll turn it back over to Mike

Mike Feurer

o	Thanks Scott.

o	The etailz acquisition represents a significant step forward in our reinvention. We believe the rapid growth of marketplace sales will continue and is clear evidence of the explosive long-term trends underway in retailing. We will capitalize on our legacy and relationships in the entertainment industry to extend our potential retailing reach.

o	We are utilizing our financial strength to improve the customer experience by making investments in people, process, technology and strategic partnerships.

o	In addition, we are evolving our merchandise assortment and presentation and providing customer service guided by an approach to engage every customer with gratitude, humility and respect.

o	We will continue to deliver on our vision of becoming the most compelling entertainment and pop culture centric engagement in the marketplace in an omni-channel environment guided by the following priorities:

o	Champion a culture of innovation, experimentation and driving the business

o	Engage complementary world class talent to capitalize on strategic opportunities.

o	Elevate the brand and customer experience.

o	Evolve and deploy the economical, repeatable Omni-channel model for the future.

o	Modernize our technological capability and

o	Engage dynamic alliances and collaborations required to unlock the full potential of Trans World Entertainment.

o	Now I would like to open the call for questions.

Operator

Thank you. At this time we’ll be conducting a question-and-answer session. [Operator Instructions]

It seems there are no questions at this time. I’d like to turn the floor back to Mr. Feurer for any final remarks.

Mike Fuerer

o	I’d like to take this opportunity to thank everyone for their dedication to our company, our customers, vendors, shareholders and our Trans World associates. I hope everyone has a safe and happy holiday season.

We will be releasing our holiday sales results on January 5th and we look forward to talking to you about our fourth quarter and annual 2016 financial results in March.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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